AMENDMENT NO. 1 TO TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT NO. 1 (the “Amendment”) made as of February 23, 2026 to that certain Transfer Agency and Service Agreement made as of April 3, 2023 (the “TA Agreement”), between each of the investment companies listed in Exhibit A hereto (each, referred to as a “Fund” and collectively, the “Funds”) and Prudential Mutual Fund Services LLC (“PMFS”). Capitalized terms not otherwise defined herein shall have the meaning assigned to them pursuant to the TA Agreement.

WHEREAS, the parties wish to amend the TA Agreement to add certain Funds, as parties to the TA Agreement; and

WHEREAS, the parties wish to amend Article 4, Section 4.04 and Section 4.05 as set forth in this Amendment.

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.Exhibit A of the TA Agreement shall be amended as set forth in this Amendment, attached hereto and made a part hereof.

2.Article 4, Section 4.04 and Section 4.05 shall be deleted and replaced in their entirety with the following:

4.04It is either: (i) a closed-end management investment company, that intends to elect, or has elected, to be regulated as a business development company under the Investment Company

Act of 1940, as amended (the “1940 Act”), or (ii) an investment company registered, that intends to register or has registered with the SEC under the 1940 Act.

4.05(i) A registration statement under the Securities Act of 1933 (the “1933 Act”) will be or is currently effective and will remain effective, as applicable, and (ii) each Fund will maintain the registration of its Shares in each state in which it offers and sells Shares as required or appropriate state securities law notice filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

3.Each party represents to the other that this Amendment has been duly executed.

4.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.

5.This Amendment shall become effective for each Fund as of the date of first service as listed in Exhibit A hereto upon execution by the parties hereto. From and after the execution hereof, any reference to the TA Agreement shall be a reference to the TA Agreement as amended hereby. Except as amended hereby, the TA Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Funds and PMFS have caused this Amendment to be executed by their duly authorized representatives, as of the day and year first above written.

EACH FUND LISTED ON EXHIBIT A HERETO

By:	/s/ Scott Benjamin
Scott Benjamin
Title:	Vice President

PRUDENTIAL MUTUAL FUND SERVICES LLC

By:	/s/ Louis Taite
Louis Taite
Title:	Executive Vice President

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EXHIBIT A

FUNDS

Fund Name	Former Name	Date of First
Service
PGIM Credit Income Fund		10/15/2023
PGIM Private Credit Fund		4/3/2023
PGIM Partners Group Private Markets Multi-Asset Fund		2/23/2026
PGIM Private Real Estate Fund, Inc.		3/30/2022

End of Exhibit A

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